Exhibit 99.1

NEWS RELEASE

IR Contact:	PR Contact:
Bob Gray	Jeff Fox
Valence Technology, Inc.	The Blueshirt Group
512.527.2921	415.828.8298
investor@valence.com	jeff@blueshirtgroup.com

Valence Technology Announces Third Quarter and Year-to-Date Financial Results
Record Quarterly Revenue of $13.8 million

AUSTIN, Texas, Feb 2, 2011 – Valence Technology, Inc. (NASDAQ: VLNC), a leading U.S.-based global manufacturer of advanced energy storage solutions, today announced financial results for its fiscal 2011 third quarter and nine months ended December 31, 2010.

Highlights - Fiscal Third Quarter 2011

•	Revenue increased 234% to $13.8 million, compared to $4.1 million in the third quarter of fiscal 2010.

•	Gross margin increased to 20%, up from 12% in the year-ago quarter.

•	Operating loss narrowed to $1.2 million, compared to a loss of $4.3 million in the year-ago quarter.

•	Net loss available to common shareholders decreased to $2.0 million, or $0.01 per share, compared to a loss of $5.6 million, or $0.04 per share in the year-ago quarter.

•	On a sequential basis, the Company experienced a 9% growth in revenue while its gross margins remained essentially flat at 20% compared to the second quarter of fiscal 2011.

Highlights - Fiscal Nine Months of 2011 Compared to Same Period of 2010

•	Revenue increased 163% to $32.0 million, compared to $12.2 million.

•	Gross margin increased to 20%, up from 13%.

•	Operating loss narrowed to $7.5 million, compared to a loss of $13.6 million.

•	Net loss available to common shareholders decreased to $10.3 million, or $0.07 per share, compared to a loss of $18.1 million, or $0.14 per share.

Executive Commentary

“Valence again posted considerable top and bottom line improvements during the third quarter. These improvements were due to increased sales to customers such as Smith Electric, Segway, and Howard Medical. The commercial fleet sector remains a strong component of our business, but we also continue to experience increased sales in the marine, industrial, and healthcare sectors. Regardless of market segment, we believe the power and safety of our patented lithium magnesium phosphate combined with years of on-the-road fleet experience offers Valence customers performance and reliability they can trust,” commented president and chief executive officer Robert L. Kanode.

Business Outlook

Valence expects fiscal fourth quarter revenue to be in the range of $13 million to $15 million.  In addition, Valence expects full year fiscal revenue to be in the range of $45 million to $47 million compared to fiscal 2010 revenue of $16.1 million (a year over year increase of up to 192%).

Conference Call and Webcast:

Valence Technology will conduct a conference call today at 3:30 p.m. CT (4:30 p.m. ET) to discuss its third quarter fiscal year 2011 financial results.  Interested parties may participate in the call by dialing (877) 375-1350 (international callers dial (253) 237-1153). No passcode is required. The conference call will also be webcast live and can be accessed by visiting Valence's web site at www.valence.com and clicking on the following links: Investor Relations - Events & Presentations. To access the webcast, please go to this web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay of the webcast will be available on the company's Web site at www.valence.com. A telephonic replay will also be available from 6:30 p.m. CT on February 2, 2011, through 6:30 p.m. CT on February 28, 2011. To access the replay, please dial (800) 642-1687 and enter conference passcode 35178882. Callers outside the United States and Canada can access the replay by dialing (706) 645-9291 and entering the conference passcode mentioned above.

About Valence Technology, Inc.:

Valence Technology is a global leader in the development and manufacture of safe, long-life lithium iron magnesium phosphate advanced energy storage solutions and integrated command and control logic. Headquartered in Austin, Texas, Valence enables and powers some of the world's most innovative and environmentally friendly applications, ranging from commercial electric vehicles to industrial and marine equipment. Valence Technology today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland, and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol "VLNC." For more information, visit www.valence.com.

Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, our statements regarding increased sales in the marine, industrial, and healthcare sectors, performance and reliability customers can trust, and our fourth quarter and full year revenue guidance. Our actual results could vary substantially from these forward-looking statements as a result of a variety of factors including: the impact of our limited financial resources on our ability to execute on our business plan, commercially exploit our technology, respond to unanticipated developments, and compete effectively in the marketplace; the possibility that our current equity financing arrangements may not be sufficient to meet our cash requirements and the need to raise additional debt or equity financing to continue as a going concern; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our current and future products; our ability to form effective arrangements with OEMs to commercialize our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins to achieve break-even cash flow; our dependence on sole or a limited number of suppliers for key raw materials and components, and the ability of our vendors to provide conforming materials for our products on a timely basis; the level of our selling, general, and administrative costs; any impairment in the carrying value of our intangible or other assets; our ability to achieve our intended strategic and operating goals; international business risks, particularly the many risks inherent in doing business in China; our ability to attract and retain key personnel; the failure to expand our customer base; the effects of competition; and the outcome of any current or future litigation regarding intellectual property and general economic conditions. These and other risk factors that could affect our actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission. The reader is directed to these statements for a further discussion of important factors that could cause our actual results to differ materially from those in our forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.

SOURCE: Valence Technology, Inc.

Copyright Business Wire 2010

- more -
{financial tables to follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2010	March 31, 2010
ASSETS
Cash	$3,739	$3,172
Accounts Receivable	11,360	2,832
Inventory	14,734	5,597
Prepaids and Other Current Assets	2,469	1,557
Total Current Assets	32,302	13,158

Fixed Assets	4,483	4,931

Total Assets	$36,785	$18,089

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Accounts Payable	$11,182	$1,815
Accrued Expenses	5,495	4,566
Short Term Debt	13,979	19,853
Total Current Liabilities	30,656	26,234

Long Term Debt and Other Liabilities	64,608	62,360
Total Liabilities	95,264	88,594

Redeemable Convertible Preferred Stock	8,610	8,610

Total Stockholders’ Deficit	(67,089)	(79,115)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$36,785	$18,089

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2010	2009	2010	2009

Revenue	$13,754	$4,113	$31,977	$12,178

Cost of Sales	10,955	3,620	25,470	10,644

Gross Margin	2,799	493	6,507	1,534

Operating Expenses	4,019	4,821	13,987	15,179

Operating Loss	(1,220)	(4,328)	(7,480)	(13,645)

Net Loss Available to Common Stockholders	$(2,044)	$(5,625)	$(10,322)	$(18,058)

Net Loss Per Share Available to Common Stockholders	$(0.01)	$(0.04)	$(0.07)	$(0.14)

Shares Used in Computing Net Loss Per Share Available to Common Stockholders, Basic and Diluted	145,745	126,892	137,978	125,168

###

5